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                                                                     Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 22/Amendment No. 115 to Registration Statement File Nos. 333-96519/811-03927 on Form N-6 of our report dated March 25, 2016, relating to the financial statements and financial highlights comprising each of the Investment Options of MetLife of CT Fund UL for Variable Life Insurance, and our report dated March 24, 2016, relating to the consolidated financial statements and financial statement schedules of MetLife Insurance Company USA and subsidiaries, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 8, 2016